Exhibit 99.1

Theravance Biopharma, Inc. Reports Fourth Quarter and Full Year 2023 Financial Results and Provides Business Update

•	Q4 2023 YUPELRI® (revefenacin) net sales, recognized by Viatris, increased 9% from Q4 2022, reaching an all-time high of $60.6 million[1]

•	Full Year 2023 Viatris Collaboration Revenue increased 18% to $57.2 million

•	GAAP Net Loss of $8.5 million in Q4; Achieved goal of profitability on Non-GAAP basis in Q4, with Non-GAAP Net Profit of $1.4 million[2]

•	Completed $325 million capital return program, reducing shares outstanding by 37%

•	Ampreloxetine investor event planned for Q2 2024

DUBLIN, IRELAND – FEB 26, 2024 – Theravance Biopharma, Inc. (“Theravance Biopharma” or the “Company”) (NASDAQ: TBPH) today announced financial and operational results for the fourth quarter of 2023 and full-year ended December 31, 2023.

“The Theravance team delivered a strong performance in 2023, having achieved our financial objectives in the fourth quarter and exceeded our aggressive annual goal for YUPELRI hospital growth,” said Rick E Winningham, Chief Executive Officer. “We look forward to continuing YUPELRI net sales growth in 2024 and completing enrollment in the CYPRESS study in the second half of this year. Further, we are excited to host a virtual investor event in the second quarter, where both MSA thought leaders and members of Theravance’s senior management team will review the science underpinning our expectation that ampreloxetine can provide clinical benefits in MSA patients with nOH.”

2023 Year-End-Highlights

•	In partnership with Viatris, increased year-over-year YUPELRI net sales by 9%, to $221 million, leading to continued product-level profit margin expansion throughout the year.

•	Grew YUPELRI hospital volumes 46%, exceeding internal targets and leading to a meaningful contribution to overall net sales growth.

•	Initiated ampreloxetine Phase 3 CYPRESS study in the first quarter and remain on track to enroll the last patient in the open label portion of the study by the second half of 2024.

•	Granted Orphan Drug Designation from the FDA for ampreloxetine.

•	GAAP Net Loss of $8.5 million in Q4; Achieved goal of profitability on Non-GAAP basis in Q4, with Non-GAAP Net Profit of $1.4 million[2], through a combination of YUPELRI growth and expense management.

•	Completed $325 million capital return program in early January 2024.

•	Added three new Board members, reflecting the Company’s commitment to bringing new perspectives and complementary skills to the Company in order to maximize long-term shareholder value.

1 In the US, Viatris is leading the commercialization of YUPELRI, and the Company co-promotes the product under a profit and loss sharing arrangement (65% to Viatris; 35% to the Company).

2 Non-GAAP profit (loss) consists of GAAP net income (loss) before taxes less share-based compensation expense and non-cash interest expense. See the section titled "Non-GAAP Financial Measures" for more information.

•	GSK posted 2023 global net TRELEGY sales of $2.739 billion, up 28% compared with 2022. In the fourth quarter of 2023, GSK posted global net TRELEGY sales of $737 million, up 35% year-over-year.[3] As of January 1, 2024, Theravance Biopharma is eligible to receive a total of $200 million in milestone payments from Royalty Pharma, should TRELEGY achieve certain sales thresholds. The next milestone payment of $25 million will be achieved if TRELEGY global net sales are approximately $2.9 billion[4] in 2024. A second milestone payment of another $25 million (for a total of $50 million) can be achieved if TRELEGY global net sales exceed approximately $3.2 billion in 2024.

Fourth Quarter Accomplishments

YUPELRI® (revefenacin) inhalation solution, the first and only once-daily, nebulized LAMA (long- acting muscarinic agent) bronchodilator approved in the US for the maintenance treatment of patients with chronic obstructive pulmonary disease (COPD):

•	Achieved total net sales of $60.6 million for the quarter, increasing 9% year-over-year (Q4 2023 vs Q4 2022) and 4% quarter-over-quarter (Q4 2023 vs Q3 2023).[1] Sales growth was driven by increasing customer demand.[5]

•	Grew doses sold into the hospital channel by 37% year-over-year (Q4 2023 vs Q4 2022).

•	Increased share within the long-acting nebulized segment of the COPD market. During the quarter, share within the community and hospital settings increased to 31.0% and 16.6%, respectively, from 27.1% and 12.5% in Q4 2022.[6]

Ampreloxetine, an investigational, once-daily norepinephrine reuptake inhibitor in development for the treatment of symptomatic neurogenic orthostatic hypotension (nOH) in patients with multiple system atrophy (MSA):

•	Presented new data at the 34th International Symposium on the Autonomic Nervous System in November. Results of an anchor-based analysis of Studies 0169 and 0170 demonstrated that an improvement of 0.9 to 1.3 points and worsening of 0.7 to 1.1 points in the OHSA composite score could be considered clinically meaningful. These findings support the use of the OHSA composite score as a primary endpoint in nOH studies and the use of these thresholds in determining clinical meaningfulness.

•	Began enrolling patients in CYPRESS outside the U.S., with the first patient enrolled in Europe during the quarter.

•	Continued to open sites globally for the CYPRESS study, with the expectation of enrolling the last patient into the open-label period of the study in the second half of 2024.

3 Source: GSK-reported Net Sales in USD.

4 The next milestone payment of $25.0 million will be triggered if Royalty Pharma receives $240.0 million or more in royalty payments from GSK with respect to 2024 TRELEGY global net sales, which we would expect to occur in the event TRELEGY global net sales reach approximately $2.863 billion. Another milestone payment of $25.0 million will be received if Royalty Pharma receives $275.0 million or more in royalty payments from GSK with respect to 2024 TRELEGY global net sales, which we would expect to occur in the event TRELEGY global net sales reach approximately $3.213 billion. Royalties payable from GSK to Royalty Pharma are upward tiering from 6.5% to 10%.

5 Viatris reported customer demand Q4'23: inclusive of direct customer shipments to various channels, including DMEs, retail pharmacies and hospitals.

6 Hospital LA-NEB Market Share - IQVIA DDD through 12/31/2023. Community LA-NEB Market Share includes Retail + DME / Med B FFS through Nov ’23.

Financials

•	Q4 2023 GAAP Net Loss from continuing operations of $8.5 million and Non-GAAP Net Profit from continuing operations of $1.4 million compared with net losses of $9.0 million and $0.7 million, respectively, in Q3 2023. Sequential improvement in results was driven primarily by increased Viatris Collaboration Revenue.

•	The difference between GAAP Net Loss from continuing operations of $8.5 million and Non-GAAP Net Profit from continuing operations of $1.4 million is primarily due to non-cash share-based compensation expense of $5.8 million and income tax expense (primarily non-cash) of $3.5 million.

•	Completed $30.2 million of share buybacks in Q4 2023 and $324.8 million from program inception through December 31, 2023. In early January 2024, the Company repurchased $0.4 million shares to complete its capital return program.

Fourth Quarter Financial Results

•	Revenue: Total revenue for the fourth quarter of 2023 was $17.6 million, consisting almost entirely of Viatris collaboration revenue. Viatris collaboration revenue increased by $2.7 million, or 19%, in the fourth quarter compared to the same period in 2022 due primarily to higher net sales and lower costs incurred by Viatris. The Viatris collaboration revenue represents amounts receivable from Viatris and comprises the Company’s 35% share of net sales of YUPELRI, as well as its proportionate amount of the total shared costs incurred by the two companies. The non-shared YUPELRI costs incurred by Theravance Biopharma are recorded within operating expenses. While Viatris records the total net sales of YUPELRI within its financial statements, Theravance Biopharma’s implied 35% share of net sales of YUPELRI for the fourth quarter of 2023 was $21.2 million which represents a 9% increase compared to the same period in 2022.

•	Research and Development (R&D) Expenses: R&D expenses for the fourth quarter of 2023 were $8.3 million, compared to $15.3 million in the same period in 2022. Fourth quarter R&D expenses included total non-cash share-based compensation of $1.7 million. In terms of Financial Guidance, full year 2023 R&D expenses excluding non-cash share-based compensation and one-time restructuring costs were $32.6 million which was below our previous Financial Guidance of $35 million to $45 million.

•	Selling, General and Administrative (SG&A) Expenses: SG&A expenses for the fourth quarter of 2023 were $15.5 million, compared to $16.7 million in the same period in 2022. Fourth quarter SG&A expenses included total non-cash share-based compensation of $4.1 million. In terms of Financial Guidance, full year 2023 SG&A expenses excluding non-cash share-based compensation and one-time restructuring costs were $53.1 million, which was within our previous Financial Guidance of $45 million to $55 million.

•	Share-Based Compensation: Share-based compensation expenses for the fourth quarter of 2023 were $5.8 million, compared to $6.9 million in the same period in 2022. Share-based compensation expenses consisted of $1.7 million for R&D and $4.1 million for SG&A in the fourth quarter of 2023, compared to $2.8 million and $4.1 million, respectively, in the same period in 2022. The $1.1 million reduction in total share-based compensation expenses was primarily related to our 2021 restructuring and our 2023 strategic actions.

•	Net Loss from Continuing Operations and Non-GAAP Net Profit (Loss) from Continuing Operations[2]: Net loss from continuing operations was $8.5 million in the fourth quarter of 2023 compared to $14.3 million in the same period in 2022, and non-GAAP net profit from continuing operations was $1.4 million in the fourth quarter 2023 compared to a non-GAAP net loss from continuing operations of $6.8 million in the same period in 2022. See the section titled "Non-GAAP Financial Measures" for more information.

•	Cash Position: Cash, cash equivalents and marketable securities totaled $102.4 million as of December 31, 2023.

2024 Financial Guidance

•	Operating Expenses (excluding share-based compensation): The Company expects full year 2024 R&D expense of $30 million to $36 million and SG&A expense of $45 million to $55 million, in each case excluding share-based compensation.

•	Share-Based Compensation: The Company expects full year share-based compensation expense of $18 million to $22 million.

•	Non-GAAP Profit / Loss From Continuing Operations: The Company expects Non-GAAP Loss in the first half of 2024 and approach non-GAAP breakeven in the second half of 2024; limited cash burn expected in 2024.

Settlement Agreements

Certain subsidiaries of Theravance Biopharma and Mylan Ireland Limited and Mylan Specialty L.P. (together, “Viatris”) entered into a settlement agreement (1) on October 27, 2023 with Teva Pharmaceuticals, Inc. and Teva Pharmaceuticals USA, Inc. (together, “Teva”); (2) on December 26, 2023 with Accord Healthcare, Inc. (“Accord”); and (3) on January 12, 2024 with Orbicular Pharmaceutical Technologies Private Limited (“Orbicular”), in each case relating to Theravance Biopharma and Viatris’s YUPELRI® (revefenacin) inhalation solution. These settlement agreements resolve ongoing patent litigation brought by Theravance Biopharma and Viatris against Teva, Accord and Orbicular pursuant to the Hatch-Waxman Act based on Teva, Accord and Orbicular’s respective filings of an abbreviated new drug application seeking approval to market a generic version of YUPELRI® (revefenacin) inhalation solution prior to expiration of the Orange Book Listed Patents.

Theravance Biopharma and Viatris granted each of Teva, Accord and Orbicular under their applicable settlement agreements, a royalty-free, non-exclusive, non-sublicensable, non-transferable license to manufacture and market the respective parties generic version of YUPELRI® (revefenacin) inhalation solution in the United States on or after the licensed launch date of April 23, 2039, subject to certain exceptions as is customary in these types of agreements. As required by law, these settlements are subject to review by the U.S. Department of Justice and the Federal Trade Commission. The patent litigation previously disclosed by the Company against the other four ANDA filers, along with certain affiliates, remains pending.

Conference Call and Live Webcast Today at 5:00 pm ET

Theravance Biopharma will hold a conference call and live webcast accompanied by slides today at 5:00 pm ET / 2:00 pm PT / 10:00 pm GMT. To participate in the live call by telephone, please register here. Those interested in listening to the conference call live via the internet may do so by visiting Theravance Biopharma’s website at www.theravance.com, under the Investors section, Presentations and Events.

A replay of the webcast will be available on Theravance Biopharma’s website for 30 days through March 27, 2024.

About Ampreloxetine

Ampreloxetine, an investigational, once-daily norepinephrine reuptake inhibitor in development for the treatment of symptomatic neurogenic orthostatic hypotension (nOH) in patients with multiple system atrophy (MSA). The unique benefits of ampreloxetine treatment reported in MSA patients from Study 0170 included an increase in norepinephrine levels, a favorable impact on blood pressure, clinically meaningful and durable symptom improvement, and no signal for supine hypertension. The company has been granted an orphan drug designation in the US and, if results support it, plans to file an NDA for full approval based on the Phase 3 CYPRESS study.

About CYPRESS (Study 0197), a Phase 3 Study

Study 0197 (NCT05696717) is currently enrolling. This is a registrational Phase 3, multi-center, randomized withdrawal study to evaluate the efficacy and durability of ampreloxetine in participants with MSA and symptomatic nOH after 20 weeks of treatment; the primary endpoint of the study is change in the Orthostatic Hypotension Symptom Assessment (OHSA) composite score. The Study includes four periods: screening, open label (12-week period, participants will receive a single daily 10 mg dose of ampreloxetine), randomized withdrawal (eight-week period, double-blind, placebo-controlled, participants will receive a single daily 10 mg dose of placebo or ampreloxetine), and a long-term treatment extension. Secondary outcome measures include change from baseline in Orthostatic Hypotension Daily Activity Scale (OHDAS) item 1 (activities that require standing for a short time) and item 3 (activities that require walking for a short time).

About Multiple System Atrophy (MSA) and Symptomatic Neurogenic Orthostatic Hypotension (nOH)

MSA is a progressive brain disorder that affects movement and balance and disrupts the function of the autonomic nervous system. The autonomic nervous system controls body functions that are mostly involuntary. One of the most frequent autonomic symptoms associated with MSA is a sudden drop in blood pressure upon standing (nOH).7 There are approximately 50,000 MSA patients in the US8 and 70-90% of MSA patients experience nOH symptoms.9 Despite available therapies, many MSA patients remain symptomatic with nOH.

7 https://medlineplus.gov/genetics/condition/multiple-system-atrophy/

8 UCSD Neurological Institute (25K-75K, with ~10K new cases per year); NIH National Institute of Neurological Disorders and Stroke (15K-50K).

9 Delveinsight MSA Market Forecast (2023); Symptoms associated with orthostatic hypotension in pure autonomic failure and multiple systems atrophy, CJ Mathias (1999).

Neurogenic orthostatic hypotension (nOH) is a rare disorder defined as a fall in systolic blood pressure of > 20 mm Hg or diastolic blood pressure of > 10 mm Hg, within 3 minutes of standing. Severely affected patients are unable to stand for more than a few seconds because of their decrease in blood pressure, leading to cerebral hypoperfusion and syncope. A debilitating condition, nOH results in a range of symptoms including dizziness, lightheadedness, fainting, fatigue, blurry vision, weakness, trouble concentrating, and head and neck pain.

About Theravance Biopharma

Theravance Biopharma, Inc.’s focus is to deliver Medicines that Make a Difference® in people's lives. In pursuit of its purpose, Theravance Biopharma leverages decades of expertise, which has led to the development of FDA-approved YUPELRI® (revefenacin) inhalation solution indicated for the maintenance treatment of patients with chronic obstructive pulmonary disease (COPD). Ampreloxetine, its late-stage investigational norepinephrine reuptake inhibitor in development for symptomatic neurogenic orthostatic hypotension, has the potential to be a first in class therapy effective in treating a constellation of cardinal symptoms in multiple system atrophy patients. The Company is committed to creating/driving shareholder value.

For more information, please visit www.theravance.com.

THERAVANCE BIOPHARMA®, THERAVANCE®, and the Cross/Star logo are registered trademarks of the Theravance Biopharma group of companies (in the U.S. and certain other countries). YUPELRI® is a registered trademark of Mylan Specialty L.P., a Viatris company. Trademarks, trade names or service marks of other companies appearing on this press release are the property of their respective owners.

Forward-Looking Statements

This press release and the conference call will contain certain "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans, objectives, expectations and future events. Theravance Biopharma intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Examples of such statements include statements relating to: the Company’s expectations regarding its future profitability, expenses and uses of cash, the Company’s goals, designs, strategies, plans and objectives, future growth of YUPELRI sales, future royalty payments, the ability to provide value to shareholders, the Company’s regulatory strategies and timing of clinical studies, possible safety, efficacy or differentiation of our investigational therapy, the status of patent infringement litigation initiated by the Company and its partner against certain generic companies in federal district courts; contingent payments due to the Company from the sale of the Company’s TRELEGY ELLIPTA royalty interests to Royalty Pharma, and expectations around the use of OHSA scores as endpoints for clinical trials. These statements are based on the current estimates and assumptions of the management of Theravance Biopharma as of the date of this press release and the conference call and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Theravance Biopharma to be materially different from those reflected in the forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, risks related to: factors that could increase the Company’s cash requirements or expenses beyond its expectations and any factors that could adversely affect its profitability, whether the milestone thresholds can be achieved, delays or difficulties in commencing, enrolling or completing clinical studies, the potential that results from clinical or non-clinical studies indicate the Company’s product candidates or product are unsafe, ineffective or not differentiated, risks of decisions from regulatory authorities that are unfavorable to the Company, dependence on third parties to conduct clinical studies, delays or failure to achieve and maintain regulatory approvals for product candidates, risks of collaborating with or relying on third parties to discover, develop, manufacture and commercialize products, and risks associated with establishing and maintaining sales, marketing and distribution capabilities with appropriate technical expertise and supporting infrastructure, the ability of the Company to protect and to enforce its intellectual property rights, volatility and fluctuations in the trading price and volume of the Company’s shares, and general economic and market conditions. Other risks affecting Theravance Biopharma are in the Company's Form 10-Q filed with the SEC on November 9, 2023, and other periodic reports filed with the SEC. In addition to the risks described above and in Theravance Biopharma’s filings with the SEC, other unknown or unpredictable factors also could affect Theravance Biopharma’s results. No forward-looking statements can be guaranteed, and actual results may differ materially from such statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Theravance Biopharma assumes no obligation to update its forward-looking statements on account of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

Theravance Biopharma provides a non-GAAP profitability target and a non-GAAP metric in this press release. Theravance Biopharma believes that the non-GAAP profitability target and non-GAAP net profit (loss) from continuing operations provide meaningful information to assist investors in assessing prospects for future performance and actual performance as they provide better metrics for analyzing the performance of its business by excluding items that may not be indicative of core operating results and the Company's cash position. Because non-GAAP financial targets and metrics, such as non-GAAP profitability and non-GAAP net loss from continuing operations, are not standardized, it may not be possible to compare these measures with other companies' non-GAAP targets or measures having the same or a similar name. Thus, Theravance Biopharma's non-GAAP measures should be considered in addition to, not as a substitute for, or in isolation from, the Company's actual GAAP results and other targets.

Please see the appendix attached to this press release for a reconciliation of non-GAAP net profit (loss) from continuing operations to its corresponding measure, net profit (loss) from continuing operations. A reconciliation of non-GAAP net profit (loss) from continuing operations to its corresponding GAAP measure is not available on a forward-looking basis without unreasonable effort due to the uncertainty regarding, and the potential variability of, expenses and other factors in the future.

Contact:

investor.relations@theravance.com

650-808-4045

THERAVANCE BIOPHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	December 31,
	2023	2022
	(Unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents and short-term marketable securities	$102,426	$327,484
Receivables from collaborative arrangements	17,474	16,785
Prepaid clinical and development services	2,038	1,513
Other prepaid and current assets	11,603	7,682
Total current assets	133,541	353,464
Property and equipment, net	9,068	11,875
Operating lease assets	36,287	40,126
Future contingent milestone and royalty assets	194,200	194,200
Restricted cash	836	836
Other assets	8,067	6,899
Total assets	$381,999	$607,400

Liabilities and Shareholders' Equity
Current liabilities	$24,767	$28,715
Long-term operating lease liabilities	45,236	45,407
Future royalty payment contingency	27,788	25,438
Unrecognized tax benefits	70,437	64,191
Other long-term liabilities	776	1,849
Shareholders' equity	212,995	441,800
Total liabilities and shareholders’ equity	$381,999	$607,400

(1)	The condensed consolidated balance sheet as of December 31, 2022 has been derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2022.

THERAVANCE BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

	(Unaudited)		(Unaudited)
Revenue:
Viatris collaboration agreement (1)	$17,360	$14,613	$57,201	$48,624
Viatris royalties (Non-US)	7	30	7	30
Collaboration revenue	198	6	216	192
Licensing revenue	-	-	-	2,500
Total revenue	17,565	14,649	57,424	51,346
Costs and expenses:
Research and development (2)	8,314	15,347	40,621	63,392
Selling, general and administrative (2)	15,492	16,734	70,095	67,073
Restructuring and related expenses (2)	-	-	2,743	12,838
Total costs and expenses	23,806	32,081	113,459	143,303
Loss from operations	(6,241)	(17,432)	(56,035)	(91,957)
Interest expense	(623)	(551)	(2,350)	(6,369)
Loss on extinguishment of debt	-	-	-	(3,034)
Interest income and other income (expense), net	1,847	3,722	9,116	8,545
Loss from continuing operations before income taxes	(5,017)	(14,261)	(49,269)	(92,815)
Provision for income tax (expense) benefit	(3,494)	3	(5,924)	(9)
Net loss from continuing operations	(8,511)	(14,258)	(55,193)	(92,824)

Income from discontinued operations before income taxes	-	-	-	1,143,930
Provision for income tax expense	-	3,894	-	(178,974)
Net income from discontinued operations	-	3,894	-	964,956
Net income (loss)	$(8,511)	$(10,364)	$(55,193)	$872,132

Net income (loss) per share:
Continuing operations - basic and diluted	$(0.17)	$(0.21)	$(1.00)	$(1.26)
Discontinued operations - basic and diluted	$-	$0.06	$-	$13.11
Net income (loss) - basic and diluted	$(0.17)	$(0.15)	$(1.00)	$11.85
Shares used to compute per share calculations - basic and diluted	49,415	67,395	55,303	73,591
Non-GAAP net income (loss) from continuing operations	$1,431	$(6,762)	$(21,548)	$(52,107)

(1)	While Viatris, Inc. records the total YUPELRI net sales, the Company is entitled to a 35% share of the net profit (loss) pursuant to a co-promotion agreement with Viatris as presented below:

	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2023	2022	2023	2022
YUPELRI net sales (100% recorded by Viatris)	$60,644	$55,700	$220,962	$201,866
YUPELRI net sales (Theravance Biopharma implied 35%)	21,225	19,495	77,337	70,653

(2)	Amounts include share-based compensation expense as follows:

	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2023	2022	2023	2022
Research and development	$1,747	$2,825	$8,048	$12,888
Selling, general and administrative	4,078	4,123	16,966	19,848
Restructuring and related expenses	-	-	357	6,998
Total share-based compensation expense	$5,825	$6,948	$25,371	$39,734

THERAVANCE BIOPHARMA, INC.
Reconciliation of GAAP to Non-GAAP Net Income (Loss) from Continuing Operations
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

	(Unaudited)		(Unaudited)
GAAP net loss from continuing operations	$(8,511)	$(14,258)	$(55,193)	$(92,824)
Adjustments:
Share-based compensation expense	5,825	6,948	25,371	39,734
Non-cash interest expense	623	551	2,350	974
Income tax expense (benefit)	3,494	(3)	5,924	9
Non-GAAP net income (loss) from continuing operations	$1,431	$(6,762)	$(21,548)	$(52,107)

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